Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President & CFO 517/372-9200

Neogen reports 26% increase in net income

LANSING, Mich., July 20, 2010 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for its 2010 fiscal year, which ended May 31, increased 26% from the previous year to $17,521,000. Net income in the fiscal year increased to $0.76 per share, compared to the prior year’s $0.61, adjusted for a 3-for-2 stock split that was effective Dec. 15, 2009.

Neogen’s revenues for its FY 2010 increased 18% to $140,509,000, up from $118,721,000 in the company’s previous fiscal year. Both revenues and net income for the 2010 fiscal year established new all-time highs for the 28-year-old company. Neogen’s fourth quarter revenues increased 27% on a year-to-year comparison to $39,079,000. Net income in the fourth quarter jumped 36% to $4,634,000 from $3,417,000 in FY 2009, or to $0.20 per share compared to the prior year split-adjusted amount of $0.15 per share.

“While our results clearly indicate Neogen’s performance has never been better, we are never satisfied,” said James Herbert, Neogen’s chief executive officer and chairman. “We view the exceptional results we are reporting today as simply another snapshot of the company’s growth. While we take pride in Neogen’s outstanding record of sustained profitability, we are mindful of the available opportunities to continue providing more, and better, food and animal safety solutions.”

The fourth quarter was the 69th consecutive profitable quarter from operations for the company, and the 73rd quarter of the past 78 quarters to show increased revenues as compared with the previous year—including the last 21 consecutive quarters.

“While the performances of both of our operating divisions benefitted in the year from immediately accretive acquisitions, both groups also achieved solid organic growth,” said Lon Bohannon, Neogen’s president and chief operating officer. “Same-store sales increased 13% in the current year even though many customers continued to face challenges in some of the markets we serve, including the animal protein market. I also believe that the year’s exceptional 31% increase in operating profit compared to our 18% increase in revenues shows that ongoing cost-saving initiatives are continuing to yield positive results.”

Neogen’s FY 2010 operating income increased to 19.1% of sales, compared with 17.3% in the prior year, and the company’s gross margin advanced to 51.9% of sales in the current year, compared to 50.1% in FY 2009.

“Neogen’s financial performance for the year matched our exceptional revenue and operating performances,” said Richard Current, Neogen’s chief financial officer. “Our cash flow from operations was an excellent $28,000,000, and we improved accounts receivable days outstanding and decreased our inventory as a percentage of sales. Our FY 2010 revenues from our European operations were basically not affected by conversion to dollars from either the Pound Sterling or Euro.”

Neogen’s Lansing, Mich.-based Food Safety Division recorded a FY 2010 revenue increase of 25% to $76,454,000. An exceptional 22% increase in same-store sales and the December 2009 acquisition of Gen-Probe’s BioKits food safety business contributed to the division’s fiscal year revenue gain. Organic sales growth in Food Safety was broad-based across multiple market segments and product lines. Cool, wet weather experienced in the U.S. corn belt in 2009 led to sharp increases in demand for tests to detect mycotoxins.

Strong increases in organic sales and the BioKits acquisition pushed Neogen’s food allergen product line to another outstanding year of growth, with sales increasing by more than 50% over the prior year. Dramatic increases in sales of each of Neogen’s allergen tests are attributable to food producers increasing efforts to ensure that inadvertent allergenic ingredients do not contaminate non-allergenic foods.

Neogen’s Scotland-based Neogen Europe subsidiary recorded a revenue increase of 24% in the current year compared to the prior year. Like its Lansing-based Food Safety counterpart, Neogen Europe’s revenue increase was broad-based, including sharp increases in sales of Neogen’s food safety diagnostics and Acumedia® dehydrated culture media. Neogen’s FY 2010 Food Safety performance was also aided by the October 2009 release of an improved version of its popular AccuPoint® ATP Sanitation Monitoring System, and a subsequent increase in sales of associated disposable AccuPoint samplers for use with the system.

Revenues from the company’s Animal Safety segment grew 11% in 2010 compared to the prior year to $64,055,000. While the successful integrations of the acquired IDS drug residue diagnostics business and GeneSeek agricultural genetics laboratory service business contributed to Animal Safety’s revenue growth for the year, sales of existing product lines achieved solid organic growth.

Even though a number of Neogen’s Animal Safety customers continue to feel the effects of a depressed animal protein market, this division did experience strong increases in sales for a number of products. Sales of rodenticides into domestic markets increased 27% on a year-to-year comparison, and sales of rodenticides into international markets increased 25%, as Neogen continues to grow its market share, and new products gain market acceptance. Sales of Neogen’s line of cleaners and disinfectants also grew 10% in the year. The company’s efforts to market its disinfectants and rodenticides as synergistic biosecurity solutions are gaining more traction.

Sales of Neogen’s veterinary biologics, which include an equine vaccine against botulism and immune stimulant products, were up 18% in the fourth quarter compared to the prior year quarter contributing to a 6% increase for the year. Sales of vitamin injectables into the livestock market were up 13% over the prior year. Evidence of the synergistic nature of the acquired IDS diagnostic tests to pre-existing Neogen products was shown by an 18% increase in FY 2010 in same-store sales of tests to detect drug residues for the forensic market.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Three months ended May 31		Year ended May 31
	2010	2009	2010	2009

Revenue
Food Safety	$20,815	$15,924	$76,454	$61,025
Animal Safety	18,264	14,966	64,055	57,696

Total revenue	39,079	30,890	140,509	118,721
Cost of sales	19,357	15,413	67,534	59,288

Gross margin	19,722	15,477	72,975	59,433
Other expenses
Sales & marketing	7,178	5,853	26,350	22,906
Administrative	4,016	3,102	13,488	11,484
Research & development	1,570	1,119	6,258	4,555

Total other expenses	12,764	10,074	46,096	38,945

Operating income	6,958	5,403	26,879	20,488
Other revenue	376	89	442	1,136

Income before tax	7,334	5,492	27,321	21,624
Income tax	2,700	2,075	9,800	7,750

Net income	$4,634	$3,417	$17,521	$13,874
Net income per diluted share (1)	$0.20	$0.15	$0.76	$0.61

Other information:
Shares to calculate per share (1)	23,331	15,020	23,091	15,058
Depreciation & amortization	$1,289	$999	$4,435	$3,891
Interest income	10	52	77	247
Gross margin (% of sales)	50.5%	50.1%	51.9%	50.1%
Operating income (% of sales)	17.8%	17.5%	19.1%	17.3%
Revenue increase vs. FY 2009	26.5%		18.4%
Net income increase vs. FY 2009	35.6%		26.3%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2010	May 31 2009

Assets
Current assets
Cash & investments	$22,806	$13,842
Accounts receivable	27,433	23,363
Inventory	31,316	31,363
Other current assets	4,465	3,198

Total current assets	86,020	71,766
Property & equipment	19,180	17,058
Goodwill & other assets	75,033	53,352

Total assets	$180,233	$142,176

Liabilities & Stockholders’ Equity
Current liabilities	$17,033	$9,246
Long-term debt	—	—
Other long-term liabilities	10,147	4,251
Stockholders’ equity-shares outstanding 22,625 in 2010 & 22,105 in 2009(1)	153,053	128,679

Total liabilities & stockholders’ equity	$180,233	$142,176

(1)	Reflects effect of Dec. 15, 2009, 3-for-2 stock split

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